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                                                                    Exhibit 4.03

               IMPORTANT INFORMATION REGARDING YOUR STOCK OPTIONS

        Please staple this memorandum to your original The Hutchison Avenue Software Corporation Stock Option Plan Grant Agreement (the "HASC Option Agreement"). It describes the terms of the assumption by Intuit Inc. ("Intuit") of the Hutchison Avenue Software Corporation ("HASC") options issued to you on June ____, 1999 (the "HASC Options"). All of the terms and conditions attaching to the options are set out in the HASC Option Agreement and the HASC Stock Option Plan. No other documentation detailing the terms of your HASC Options or the assumption thereof by Intuit will be issued to you.

TO:     [insert name of holder]

FROM:   Intuit

DATE:


        On [the Closing Date] Intuit NS ULC, a wholly owned subsidiary of Intuit, completed its acquisition of all of the shares in the capital of HASC pursuant to the terms of a Share Purchase Agreement entered into as of June 30, 1999. As a result of this transaction, your option to purchase shares of HASC under the HASC Options has been assumed by Intuit and converted into an option to purchase shares of Intuit Common Stock (the "INTUIT OPTION").

        The attached Share and Exercise Price Summary indicates as of [the Closing Date] the number of shares of Intuit Common Stock subject to your Intuit Option and the exercise price per share of Intuit Common Stock you must pay to exercise your Intuit Option.

        The number of shares of Intuit Common Stock subject to your Intuit Option and the exercise price per share of your Intuit Option were calculated based on a conversion ratio that takes into account the relative values of Intuit Common Stock and HASC Common Stock. This conversion ratio and the calculation of the number of shares and exercise price of your Intuit Option is detailed on the attached Share and Exercise Price Summary.

        The other terms and conditions of your HASC Option remain unchanged. Upon the assumption and conversion of the HASC Options by Intuit into Intuit Options, which became effective on [the Closing Date], you will have no further rights or entitlements under the HASC Options to acquire HASC shares.

        In the event of a change in capitalization of Intuit or a Corporate Transaction, as defined in Section 14.2 of the HASC Stock Option Plan, your Intuit Option will be treated in the same manner as options to purchase Intuit Common Stock held by Intuit employees.

        Intuit will file a Form S-8 Registration Statement covering your Intuit Option and the underlying shares with the United States Securities and Exchange Commission on or before


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[INSERT DATE]. NOTE: If you exercise your Intuit Options before the date on which the S-8 Registration Statement becomes effective, your shares will be subject to securities laws restrictions that will prohibit the public sale of the shares for one year. Accordingly, you should consult with your legal advisor prior to exercising any shares before the effective date of the Form S-8 Registration Statement. You should also consult your individual tax advisor at the time of any stock option exercise.

        If you have any questions about your Intuit Option, please contact Intuit's stock option administrator, Sharon Savatski, at (650) 944-6504, or via email at Sharon_Savatski@intuit.com. By signing below you consent to the terms of the assumption and conversion of your HASC Options by Intuit into Intuit Options as described above and that you have no further option or right to HASC shares.

This agreement and the Intuit Option shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

THE PARTICIPANT CONFIRMS HIS/HER EXPRESS WISH THAT THIS AGREEMENT BE DRAWN UP IN THE ENGLISH LANGUAGE. LES PARTIES AUX PRESENTES ACCEPTENT QUE LA PRESENTE ENTENTE SOIT REDIGEE EN LANGUE ANGLAISE.



                                   Intuit Inc.

                                   By:
                                       -----------------------------------------
                                       [NAME OF OFFICER AUTHORIZED TO SIGN]
                                       [TITLE OF OFFICER AUTHORIZED TO SIGN]



Acknowledged, accepted and agreed:

----------------------------------
[optionee]





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                        SHARE AND EXERCISE PRICE SUMMARY



        Name of Optionee:                   __________________________________



        Address:                            __________________________________



        Social Insurance #/Social Security #:

                __________________________________



        Date of Grant of
               HASC Options:                __________________________________



        Number of HASC Shares
               Subject to
               HASC Options:                 __________________________________

        Multiplied By Conversion Ratio:      [INSERT CONVERSION RATIO]



        Number of Intuit Shares
               Subject to
               Intuit Option:                __________________________________



        Exercise Price per Share of
               HASC Options:                 __________________________________

        Divided By Conversion Ratio:         [INSERT CONVERSION RATIO]



        Exercise Price per Share of
               Intuit Option:                __________________________________